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                                                                     EXHIBIT 5.1


                                                     December 11, 1998


Protection One Alarm Monitoring, Inc.
Protection One, Inc.
6011 Bristol Parkway
Culver City, California  90230

Ladies and Gentlemen:

         We have acted as counsel to Protection One Alarm Monitoring, Inc., a Delaware corporation (the "Issuer"), and Protection One, Inc., a Delaware corporation ("POI"), in connection with the preparation and filing by the Issuer and POI of a Registration Statement on Form S-4 (Registration No. 333-64021) (the "Registration Statement") filed with the Securities and Exchange Commission on September 22, 1998 under the Securities Act of 1933, as amended (the "Act"), relating to the Issuer's $250,000,000 aggregate principal amount of 7 3/8% Senior Notes due 2005 (the "New Notes") that are to be issued in exchange for a like principal amount of the issued and outstanding 7 3/8% Senior Notes due 2005 (the "Old Notes") of the Issuer. The Issuer proposes to offer, upon the terms set forth in the prospectus contained in the Registration Statement, to exchange $1,000 principal amount of New Notes for each $1,000 principal amount of Old Notes (the "Exchange Offer"). POI will fully, unconditionally and jointly and severally guarantee (the "Guarantee") the New Notes on an unsecured, senior basis. The New Notes and the Guarantee will be issued under the Indenture (the "Indenture"), dated as of August 17, 1998, by and among the Issuer, POI, two former guarantors which have merged into the issuer, and The Bank of New York, as trustee (the "Trustee"). Capitalized terms defined in the Registration Statement and not otherwise defined herein are used herein as so defined.

         In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Indenture, the form of the New Notes set forth in the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Issuer and the Guarantors and have made such inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Issuer and POI.
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Protection One Alarm Monitoring, Inc.
Protection One, Inc.
December 11, 1998
Page 2 of 2



           Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

         1. The New Notes have been duly authorized by the Issuer for issuance and, when executed by the Issuer and authenticated by the Trustee in accordance with the terms of the Indenture, and delivered in exchange for the Old Notes in accordance with the Exchange Offer, will be legal, valid and binding obligations of the Issuer, enforceable against it in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); and

         2. The Guarantee of POI has been duly authorized by POI, and when (i) the New Notes issuable upon consummation of the Exchange Offer have been duly executed by the Issuer and authenticated by the Trustee in accordance with the terms of the Indenture, and (ii) the New Notes issuable upon consummation of the Exchange Offer have been duly delivered against receipt of Old Notes surrendered in exchange therefor, the Guarantee of New Notes issuable upon consummation of the Exchange Offer will, when executed and delivered in accordance with the Indenture, constitute the legal, valid and binding obligation of POI, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         The opinion expressed herein is limited to the laws of the State of New York and the corporate Laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement.

                                                 Very truly yours,

                                                 /s/ Weil Gotshal & Manges LLP